Exhibit 99.1

vTv Therapeutics Reports Third Quarter 2026 Financial Results and Provides Corporate Update
Phase 3 CATT1 trial evaluating cadisegliatin for the treatment of type 1 diabetes (T1D) completed enrollment with 166 participants randomized; topline results expected mid 2027
Randomized the first participant in its Phase 2a Hybrid CATT1 pilot study evaluating cadisegliatin in individuals with T1D who use hybrid closed-loop (HCL) insulin delivery systems
Company hosted a Key Opinion Leader (KOL) event in October, highlighting cadisegliatin and its potential to address hypoglycemia in people with T1D
FDA granted Orphan Drug Designation to HPPD, the Company’s oral, first-in-class Nrf2/Bach1 modulator being investigated as a potential treatment for sickle cell disease
Strong balance sheet expected to fund operations well through Phase 3 CATT1 topline data readout
HIGH POINT, N.C., November 5, 2026 (GLOBE NEWSWIRE) – vTv Therapeutics Inc. (Nasdaq: VTVT), a late-stage biopharmaceutical company advancing cadisegliatin, a novel oral investigational therapy for type 1 diabetes (T1D), today reported financial results for the third quarter ended September 30, 2026, and provided a corporate update.
In October 2026, the Company announced completion of enrollment in its Phase 3 CATT1 trial and continues to expect topline results in mid 2027, and randomized the first participant in Hybrid CATT1, its Phase 2a study of cadisegliatin in individuals with T1D who use hybrid closed-loop insulin delivery systems. Based on its cash position as of September 30, 2026, vTv expects to have sufficient cash to fund operations well through the anticipated CATT1 topline data readout. Also in October 2026, the U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to HPPD, the Company’s oral drug candidate being investigated as a potential treatment for sickle cell disease.
“Completing enrollment in the Phase 3 CATT1 trial is a significant milestone for vTv, and we look forward to reporting topline results in mid 2027,” said Paul Sekhri, Chairman, President and Chief Executive Officer of vTv Therapeutics. “In October we also randomized the first participant in Hybrid CATT1, our Phase 2a study of cadisegliatin in people with T1D who use hybrid closed-loop insulin delivery systems. As the experts at our KOL event made clear, hypoglycemia and its broader impact on blood glucose control remain a persistent burden for people with T1D even with the most advanced insulin delivery technology, and cadisegliatin aims to address exactly that.”
“We also continue to make important progress in our broader portfolio of highly differentiated small molecule drug candidates. The FDA recently granted Orphan Drug Designation for HPPD, which has shown promising activity in preclinical models of sickle cell disease. This designation strengthens our ability to advance partnering discussions for this program and provides another opportunity to create value for shareholders.”

Recent Company Highlights
•Phase 3 CATT1 Trial Enrollment Completed. In October 2026, the Company announced completion of enrollment in its Phase 3 CATT1 trial evaluating cadisegliatin as an oral adjunctive therapy to insulin in individuals with T1D. A total of 166 participants were randomized to receive cadisegliatin 800 mg once daily, cadisegliatin 800 mg twice daily, or placebo over six months. The primary efficacy endpoint will assess the incidence of level 2 and level 3 hypoglycemic events. Topline results are expected in mid 2027.
•Initiation of Cadisegliatin Hybrid Closed-Loop Trial (Hybrid CATT1). On October 27, 2026, the Company announced that the first participant had been randomized in its Phase 2a Hybrid CATT1 pilot study evaluating cadisegliatin in individuals with T1D who use hybrid closed-loop (HCL) insulin delivery systems. The Phase 2a Hybrid CATT1 trial is a randomized, double-blind, crossover, multicenter study that will evaluate cadisegliatin in T1D participants using hybrid closed-loop insulin delivery systems to inform the design and operational aspects of future Phase 3 research in this population.
•KOL Event on Cadisegliatin Program. On October 20, 2026, the Company hosted a virtual KOL event featuring T1D experts Schafer Boeder, MD (Paradigm Clinical Research, University of California San Diego) and Klara Klein, MD, PhD (University of North Carolina at Chapel Hill School of Medicine), and acclaimed cellist and T1D advocate Alisa Weilerstein. The event focused on T1D, the significant unmet medical need of hypoglycemia, and the cadisegliatin Phase 3 clinical program. A replay of the event is available in the Investor Relations section of the Company’s website.
•Oral Presentation at Breakthrough T1D Clinical & Research Congress 2026. On October 10, 2026, Chief Medical Officer Thomas Strack, M.D., Ph.D., presented research spotlighting hypoglycemia-related burdens among adults with T1D using automated insulin delivery (AID) systems at the inaugural Breakthrough T1D Clinical & Research Congress (CRC 2026) in Philadelphia, PA. The research, a quantitative online survey commissioned by vTv and conducted by dQ&A Market Research, Inc., examined 674 adults with T1D, of whom 429 were using AID systems. After accounting for overlap across burden dimensions and weighting for A1C, approximately 54% of adults with T1D using an AID system were estimated to experience at least one of four dimensions of hypoglycemia-related burden, reinforcing that hypoglycemia continues to shape daily glucose management despite advances in insulin delivery technology.
•FDA Orphan Drug Designation for HPPD. On October 6, 2026, the FDA granted Orphan Drug Designation to HPPD (HPP8668), an oral, first-in-class Nrf2/Bach1 modulator being investigated as a treatment for sickle cell disease. Preclinical studies conducted at Augusta University using the Townes sickle cell disease mouse model showed that HPPD was orally active and well tolerated, increased fetal hemoglobin, and reduced oxidative stress and red blood cell sickling. The designation will support partnering discussions for HPPD as the Company continues to prioritize cadisegliatin in T1D.
Third Quarter 2026 Financial Results
•Cash Position: Cash and cash equivalents as of September 30, 2026, were $77.2 million compared to $88.9 million as of December 31, 2025.
•Research & Development (R&D) Expenses: R&D expenses were $7.5 million and $7.0 million for the three months ended September 30, 2026, and 2025, respectively. The increase was primarily driven by continued investment in the Phase 3 CATT1 trial.
•General & Administrative (G&A) Expenses: G&A expenses were $4.9 million and $3.7 million for the three months ended September 30, 2026, and 2025, respectively. The increase was primarily driven by higher share-based compensation and payroll-related expenses.
•Interest Income: Interest income for the three months ended September 30, 2026, and 2025, of $0.7 million and $0.4 million, respectively, was related to dividend income from the Company's money market accounts.

•Net Loss: Net loss attributable to vTv shareholders for the three months ended September 30, 2026, was $11.6 million or $0.94 per basic and diluted share. Net loss attributable to vTv shareholders for the comparable period a year ago was $8.7 million or $1.08 per basic and diluted share.

Upcoming Events
9th Annual Evercore HealthCONx Conference
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Location: Coral Gables, FL
Date: December 2, 2026

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$77,164	$88,932
Prepaid expenses and other current assets	1,440	961
Total current assets	78,604	89,893
Other assets	3	6
Total assets	$78,607	$89,899
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,024	$6,557
Warrant liability, related party	—	84
Total current liabilities	7,024	6,641
Contract liabilities	1,830	18,669
Warrant liability	67	152
Total liabilities	8,921	25,462
Commitments and contingencies
Stockholders’ equity:
Class A Common Stock	40	39
Class B Common Stock	—	—
Additional paid-in capital	396,878	391,090
Accumulated deficit	(327,232)	(326,692)
Total stockholders’ equity	69,686	64,437
Total liabilities and stockholders’ equity	$78,607	$89,899

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenue	$—	$—	$36,839	$—
Operating expenses:
Research and development	7,531	7,020	25,279	13,953
General and administrative	4,895	3,679	14,653	10,970
Total operating expenses	12,426	10,699	39,932	24,923
Operating loss	(12,426)	(10,699)	(3,093)	(24,923)
Interest income	734	399	2,384	1,005
Interest expense	—	(5)	—	(5)
Other income (expense), net	72	(40)	169	(19)
Net loss before income taxes and noncontrolling interest	(11,620)	(10,345)	(540)	(23,942)
Income tax provision	—	—	—	—
Net loss before noncontrolling interest	(11,620)	(10,345)	(540)	(23,942)
Less: net loss attributable to noncontrolling interest	—	(1,647)	—	(4,106)
Net loss attributable to vTv Therapeutics Inc.	$(11,620)	$(8,698)	$(540)	$(19,836)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(11,620)	$(8,698)	$(540)	$(19,836)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(0.94)	$(1.08)	$(0.04)	$(2.80)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	12,423,917	8,055,940	12,414,224	7,080,681
About the Phase 3 CATT1 Study
Cadisegliatin as Adjunctive Therapy in Type 1 Diabetes (CATT1) (NCT06334133) is a randomized, double-blind, placebo-controlled Phase 3 study evaluating the efficacy and safety of cadisegliatin over six months in individuals with T1D 18 years or older who are on multiple daily insulin injections or continuous subcutaneous insulin infusion, along with continuous glucose monitoring. Participants were randomized to receive cadisegliatin 800 mg once daily, cadisegliatin 800 mg twice daily, or placebo. The primary efficacy endpoint will assess the incidence of level 2 and level 3 hypoglycemic events. Secondary endpoints include changes in hemoglobin A1c (HbA1c), time in target glucose range, and the incidence of diabetic ketoacidosis in cadisegliatin-treated participants compared with placebo. Additional information about the study is available at https://clinicaltrials.gov/study/NCT06334133.
About Cadisegliatin
Cadisegliatin (TTP399) is a novel, oral small-molecule, liver-selective glucokinase activator being investigated in the U.S. as a potential first-in-class oral adjunctive treatment for T1D. In nonclinical studies, cadisegliatin acted selectively on the liver and increased the activity of glucokinase independently of insulin. These studies support clinical investigation of whether cadisegliatin can improve glycemic control through hepatic glucose uptake and glycogen storage. Cadisegliatin has been granted Breakthrough Therapy designation by the U.S. Food and Drug Administration (FDA).
Cadisegliatin is under investigation, and its safety and efficacy have not been established. There is no guarantee that this product will receive health authority approval or become commercially available for the use being investigated.
About HPPD
HPPD (HPP8668) is an investigational, oral, first-in-class Nrf2/Bach1 modulator being developed by vTv Therapeutics for the treatment of sickle cell disease. Preclinical studies in the Townes sickle cell disease mouse model have shown that HPPD induces fetal hemoglobin (HbF) in a time- and dose-dependent manner, with effects comparable to or exceeding hydroxyurea, the current standard HbF-inducing therapy. In addition to HbF induction, HPPD showed reductions in oxidative stress and sickled red blood cells, supporting its potential as a disease-modifying oral therapy with a differentiated mechanism of action. HPPD is under investigation, and safety and efficacy have not been established. There is no guarantee that this product will receive health authority approval or become commercially available for the use being investigated.
About vTv Therapeutics
vTv Therapeutics is a late-stage biopharmaceutical company focused on developing oral, small molecule drug candidates intended to help treat people living with diabetes and other chronic diseases. vTv's clinical pipeline is led by cadisegliatin, a potential first-in-class oral glucokinase activator being investigated in a U.S. Phase 3 study for the treatment of T1D. vTv and its development partners are investigating multiple molecules across different indications for chronic diseases. Learn more at vtvtherapeutics.com or follow the company on LinkedIn.
Forward-Looking Statements
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other variations or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, the timing of initiation and conduct of the Phase 2a Hybrid CATT1 study, the sufficiency of our cash to fund operations through the anticipated Phase 3 CATT1 topline data readout, potential partnering of HPPD, the anticipated effect of Phase 3 topline data on the Company, the benefits of cadisegliatin to people living with T1D, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may undertake. We qualify all our forward-looking statements by these cautionary statements.

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